Exhibit (p)(2)

PFM CODE OF ETHICS

PURPOSE

The PFM companies, which includes affiliated municipal advisors, Public Financial Management, Inc., PFM Swap Advisors LLC, PFM Financial Advisors LLC, and wholly-owned subsidiary Western Financial Group, PFM Asset Management LLC, PFM Consulting Group LLC, PFM Solutions LLC (“Whitebirch”) and PFM Financial Services LLC, (all collectively referred to as “PFM” or the “Company”) conducts all aspects of its business with the highest standards of integrity, honesty and fair dealing. This Code of Ethics is an expression of the Company’s recognition of its responsibilities to the public, clients and professional associates. The Company also requires compliance with both the letter and the spirit of the laws and regulations of the United States and jurisdictions in which the Company operates. Compliance with the law means not only following the law, but conducting our business so that we will deserve and receive recognition as good and law-abiding citizens, alert to our responsibilities in all areas of good citizenship. The Company requires that all officers, employees, consultants and representatives avoid unauthorized activities that involve or might appear to involve a conflict of interest between personal and professional relationships.

STATEMENT OF GENERAL POLICY

This Code of Ethics ("Code") shall apply to the Company, its Officers, Managing Directors, and other Employees (Officers, Managing Directors, and other Employees will collectively, be referred to as Employee and Employees). This Code is not intended to be all encompassing. Situations may arise that are not expressly covered or where the proper course of action is unclear. Any Employee may bring problems to the attention of a Managing Director, the Company’s Chief Compliance Officer (“CCO”) or the Compliance Department for review and resolution of such matters. The Company may modify or supplement this Code from time to time, as it deems appropriate. Accordingly, all employees must review this Code at least once every year.

Any employee of the Company having information or knowledge regarding a violation, or potential violation, of this Code shall immediately report the same either to such person's Managing Director or the Company's Compliance Officer. Retaliation or reprisal of any kind against an employee who reports a violation (or, in good faith, potential violation) of this Code is strictly prohibited.

The Company may regard any employee's acts in violation of this Code to be outside the course and scope of that employee's employment. Any employee who is found to have violated this Code may be subject to immediate disciplinary action, including reassignment, demotion or, when appropriate, dismissal. Legal proceedings may also be commenced against such individual to recover the amount of any improper expenditure, any other losses which the Company may have incurred or other appropriate relief. Violators may also be prosecuted by public officials under applicable criminal statutes.

In general, this Code requires that Employees:

•	Avoid even the appearance of misconduct or impropriety.
•	Conduct all dealings with clients, professional associates and competitors with honesty and fairness, exercising good judgment and the highest ethical standards in business or personal interactions that may reflect upon the Company in any way.
•	Avoid actual or apparent conflicts of interest between personal and professional relationships, including, but not limited to, any investment, interest or association that interferes, or potentially could interfere, with independent exercise of judgment in the best interest of the Company.

Never improperly use the assets, information, or relationships of the Company for personal gain.

•	Know, understand and comply with all applicable U.S. and non-U.S. laws, regulations, rules, and policies governing the conduct of the Company's business, employment issues, marketing activities and insider trading restrictions.
•	Assist the Company in complying with its obligations under the U.S. federal securities laws to provide full, fair, accurate, timely and understandable disclosure in each report or other document filed with or submitted to the Securities and Exchange Commission ("SEC"), and in any other public communication made by or on behalf of the Company.
•	Ensure that all transactions are handled honestly, comply with applicable accounting principles and are accurately reported.
•	Respect the right of all employees to fair treatment and equal opportunity, free from discrimination, retaliation or harassment of any type.
•	Safeguard information that belongs to the Company. Treat all such information as confidential and do not disclose it outside of the Company except when specifically authorized.
•	Do not improperly solicit, obtain nor disclose any proprietary data concerning clients, professional associates or competitors.
•	Avoid any conduct that could potentially obstruct a government proceeding or investigation, including falsifying or failing to maintain or produce records, documents and information.

CORPORATE ASSETS, INFORMATION AND PUBLIC DISCLOSURES

Employees of the Company are responsible and accountable for the proper expenditure of funds and use of Company assets under their control, including all funds and assets entrusted to the Company's management by clients and others. The Company's assets are to be used only for proper purposes both during and following employment with the Company. Examples of improper uses include unauthorized taking or use of corporate property or other resources, and the disbursement of corporate funds, directly or indirectly, for any form of payment that is illegal or otherwise not in accordance with

Company policy. Unless authorized by appropriate Company management, the sale, loan or gift of Company assets to Company employees, clients or professional associates is prohibited.

The Company and its subsidiary file periodic reports and other documents with regulatory authorities, including the SEC. Employees involved in the preparation and submission of these reports and other public disclosures must ensure that the information presented is full, fair, accurate, timely and understandable.

No Employee should discuss with or otherwise inform others of any actual or contemplated security transaction by a client or the Company except in the performance of employment duties or in an official capacity and then only for the benefit of the client or the Company, as appropriate, and in no event for personal benefit or for the benefit of others.

No Employee should release information to dealers or brokers or others (except to those concerned with the execution of the transaction) as to any investment portfolio changes, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a Fund prospectus, or (iii) in conjunction with a regular report to clients or to any governmental authority resulting in such information becoming public knowledge or (iv) in connection with any report to which clients are entitled.

CONFLICTS OF INTEREST

Although Company Employees are generally free to engage in personal financial and business transactions, there are certain limitations. No Employee or a member of his or her family should receive improper benefits as a result of his or her position with the Company. All Employees have a duty to avoid situations where their loyalties may be divided between the Company's or client’s interests and their own interests. Employees should avoid even the appearance of such a conflict of interest.

While it is impossible to outline every situation that may give rise to a conflict of interest or the appearance of impropriety, the following are some examples:

•	No Employee or closely related family member may have an unauthorized financial interest or an obligation to a competitor, client or professional associate of the Company, where the interest or obligation might cause divided loyalty or even the appearance of divided loyalty.
•	No Employee may perform services as an Employee, independent contractor, advisor or consultant for any competitor of the Company. No Employee may perform such services independently for a client of the Company without the written approval of the Company.

•	No Employee may serve as a director of any competitor of the Company. No employee may serve as a director, officer or manager of any client of the Company without the written approval of the Company.
•	No Employee may deprive the Company of a business opportunity, or divert a business opportunity to such Employee's own benefit.

Certain Employees of the Company, who wish to serve on an outside board of directors, must seek approval of the Compliance Officer of the Company. The Compliance Officer may request information that includes but is not limited to, a description of the company, and the employee’s obligations as a board member. Additionally, the Compliance Officer may review employee requests for permission to serve on outside boards, on a case-by-case basis, with the Chief Executive Officer of the Company. The determination whether to permit such service will be based on several factors, the most important of which will be whether the employee's service as a director will be detrimental to the employee's primary obligation to the Company. Other factors to be considered include the nature of the company's business whether the obligations of a board member can be performed without interfering with the individual's job performance.

Please Note: Human Resource policy does require that any Employee notify their immediate supervisor of any outside business activity (“OBA”).

A.	Dealing with Government Officials

Employees’ dealings with government officials should conform to the following standards:

1.	No payment should be made to, or for the benefit of, any public official in order to induce or entice such official to influence any official act; or to obtain any favorable action by a governmental agency or official on behalf of the Company.
2.	Social amenities, entertainment and other courtesies may be extended to government officials or employees only to the extent appropriate and reasonable under applicable laws, customs and related Company policies. Gifts of greater than nominal value to public officials are prohibited. No gifts in the form of cash, stock or other similar consideration should be given, regardless of amount. Any gift about which an employee is uncertain should not be made without approval of the Compliance Department. Any expenses incurred by a Company Employee in connection with the matters discussed herein should be accurately recorded within the Company's records maintained in accordance with established procedures.

B.	Bribery and Kickbacks

No Employee of the Company should directly or indirectly offer, give, solicit or accept any money, privilege, special benefit, gift or other item of value for the purpose of obtaining, retaining or directing business, or bestowing or receiving any kind of special or favored treatment for the Company. The Company does not permit or condone the use or receipt of bribes, kickbacks or any other illegal or improper payments in the transaction of its business.

RELATIONSHIPS WITH COMPETITORS

Employees of the Company must be aware that there are laws protecting and promoting competition. Company employees, especially any persons having direct contact with competitors, have a clear responsibility to know and obey these laws.

Although the free enterprise system is based upon competition, rules have been imposed spelling out what can and what cannot be done in a competitive environment. The following practices can lead to liability for "unfair competition" and should be avoided:

1.	Disparagement of competitors. It is not illegal to point out weaknesses in a competitor's services or operation. However, you may not spread false rumors about competitors or make misrepresentations about their businesses.

2.	Disrupting a competitor's business. This includes bribing a competitor's employees, posing as prospective customers, or using deceptive practices such as enticing away another's employees in order to obtain trade secrets or destroy a competitor's organization.

3.	Misrepresentation of price and product. Lies or misrepresentations about the nature, quality or character of a competitor's services are both illegal and contrary to Company policy.

The Company will compete fairly for business, respecting the rights of other parties. This includes respect for the legitimate business relationships of competitors with the Company's prospective clients.

DISCLOSURE OF INFORMATION

No Employee of the Company should discuss with or otherwise inform others of any actual or contemplated security transaction by a client or the Company except in the performance of employment duties or in an official capacity and then only for the benefit of the client and in no event for personal benefit or for the benefit of others.

No Employee of the Company should release information to dealers or brokers or others (except to those concerned with the execution of the transaction) as to any investment portfolio changes, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a Fund prospectus, or (iii) in conjunction with a regular report to clients or to any governmental authority resulting in such information becoming public knowledge or (iv) in connection with any report to which clients are entitled.

PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT

No Employee should seek or accept favors, preferential treatment or any other benefit because of his or her association with a client or the Company, except those usual and normal benefits.

No Employee should give or accept any entertainment, gift or other personal benefit that may create or appear to create a conflict among the interests of such person, any client or the Company.

INSIDE INFORMATION

Securities laws and regulations prohibit the misuse of "inside" or "material non-public" information when trading or recommending securities. The concept of inside is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a client's affairs and as a result is given access to information solely for the client's purposes. A temporary insider can include, among others, a client's attorneys, accountants, consultants, financial advisors, bank lending officers, and the employees of such organizations. In addition, the Company may become a temporary insider of a client it advises or for which it performs other services. According to the Supreme Court, a client must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider. Inside information may include, but is not limited to, knowledge of pending transactions or recommendations, prospective bond issuance, communications with rating agencies, and other material non-public information that could affect the price of a security. Finally, the Company because of its unique, government-oriented practice may be in possession of material non-public information with respect to pending governmental approvals, which is confidential. All inside information should be kept secure, and access to files and computer files containing such information should be protected. Persons should not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of a client or the Company as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to any Managing Director or the Company's Compliance Officer.

PERSONAL SECURITY TRANSACTIONS

No person should knowingly take advantage of an opportunity of the Company, its affiliates or client for personal benefit, or take action inconsistent with such person's obligations to the Company, its affiliates or Clients. All personal securities transactions must be consistent with this Code of Ethics and must avoid any actual or potential conflict of interest or any abuse of any person's position of trust and responsibility. The following guidelines apply to all accounts in which a person has a beneficial interest:

•	No employee should purchase or sell any security which such person knows that the Company or its affiliates is considering for purchase or sale, for one or more clients.
•	No employee should knowingly purchase or sell a security during any period when there is an open order for the purchase or sale of that security by a client.
•	Employees are expected to exercise appropriate diligence whenever the Company’s affiliates have been involved in an offering. Specifically, no security will be purchased that was issued by another client of the Company’s affiliates within 60 days of issuance.

When an employee places a personal securities transaction in shares of an open-end investment company, the employee should not knowingly request, direct, or authorize the transaction to be placed or executed at any price that is not consistent with the laws and regulations governing pricing of such transactions. An employee should not place any transaction intended to benefit from short-term trading of any open-end investment company security if such transaction is not consistent with the publicly disclosed policies and practices announced by that investment company, and should never engage in such a practice in any fund with which the Company is associated.

In addition to the above, all Managing Directors, trading room, accounting, compliance, legal, client service, investment services and research staff as well as any Investment Committee members and FINRA registered representatives (“Access Persons”) must:

•	Disclose in writing all personal securities holdings upon commencement of employment and thereafter on an annual basis.
•	Must obtain approval from the Compliance Officer before investing in an initial public offering or private placement.
•	Must report to the Compliance Officer in writing all purchases or sales of any security in which they have a beneficial interest within ten days after the close of the month in which the transaction was effected (excepting those transactions resulting from an automatic investment plan or money market funds).

DRUG-FREE WORKPLACE

The Company has provided to all of its employees its policy against the possession or use of any controlled substances in the Employee Handbook. Employees are expected to report any suspected violations of our drug-free workplace policy. Self-referral by an employee for rehabilitation or counseling is encouraged and will be considered in any personnel action taken regarding a violation of the Company's drug-free workplace policy. Employees are required to notify Employee Services within five (5) days if they are convicted under a criminal drug statute for a violation occurring in the workplace.

MAINTAINING ACCURATE RECORDS

A. Time reporting and charging of costs

Employees must be particularly careful to report hours worked or compensated absences in a complete, accurate and timely manner. Employees must be particularly careful to ensure that hours worked and costs are applied to the account for which they were in fact incurred. No cost may be charged or allocated to a client if the cost is unallowable by regulation or contract provision or is otherwise improper. Employees are required to sign their own timecards.

B. Financial Records

The records of the Company are maintained in a manner that provides for an accurate and auditable record of all financial transactions in conformity with generally accepted accounting principles. No false or deceptive entries may be made and all entries must contain an appropriate description of the underlying transaction. All Company funds must be retained in corporate bank accounts and no undisclosed or unrecorded fund or asset shall be established for any purpose. All reports, vouchers, bills, invoices, payroll and service records and other essential data must be prepared with care and honesty.

EMPLOYMENT PRACTICES

Our Company recognizes that its continued success depends on the development and utilization of the full range of human resources. At the foundation of this precept is equal employment opportunity. It is the continuing policy of the Company to afford equal employment opportunity to qualified individuals regardless of their race, color, religion, sex, national origin, age, physical or mental handicap, and to conform to applicable laws and regulations. This policy of equal opportunity pertains to all aspects of the employment relationship, including application and initial employment, promotion and transfer, selection for training opportunity, wage and salary administration, and the application of service, retirement, seniority and employee benefit plan policies.

It is also the policy of our Company to provide employees a work place free from any form of sexual harassment. Sexual harassment in any manner of form is expressly prohibited.

GOVERNMENT INVESTIGATIONS

It is the Company's policy generally to cooperate with law enforcement and other federal and state agencies in their investigations. However, often such investigations involve the rights of third parties such as employees and clients. For this reason, whenever police officials, or other state, federal or local law enforcement authorities or agencies conducting investigations contact you requesting information, you should notify your Managing Director. In many cases the Company will insist on a subpoena describing the requested information or documents. Most government investigators will understand the Company’s position in this matter.

REPORTING VIOLATIONS

Strict adherence to the Company Policy and Code of Business Ethics is vital. Managing Directors are responsible for ensuring that employees adhere to the provisions of the Code. For clarification or guidance on any point, please contact the Company's Compliance Officer.

Employees are expected to report any suspected or actual violations of the Code or other irregularities to their Managing Director and the Company's Compliance Officer, either orally or in writing. No adverse action or retribution of any kind will be taken against an employee because he or she reports a suspected violation of this code or other irregularity. Such reports shall be treated confidentially to the maximum extent consistent with fair and rigorous enforcement of this Code of Business Ethics and Conduct.

COMPLIANCE AND DISCIPLINARY ACTION

You are responsible for understanding and complying with the legal standards in this Company Policy Code of Ethics. Your Managing Director is responsible for assisting you in understanding the legal standards discussed and being aware of the ethical quality of your business behavior. All employees to whom this Code of Ethics is distributed are required to certify from time to time that they have reviewed it, understand it, and are complying with it.

If you violate the Company’s standards, the firm will take appropriate disciplinary action, up to and including termination and the referral of criminal charges. Employees who fail to disclose reportable matters, who falsify records, who knowingly make a false report, or who fail to comply with Company policy will be subject to disciplinary action.

CONCLUSION

The Company and its subsidiary are committed to honest and ethical conduct in all our business activities. Our Company Policy and Code of Ethics embodies the Company values. It is to be used as a tool to prevent or detect any potentially improper or ill-advised behavior, protect the Company's reputation and maintain public trust in our business. This Code of Ethics will be disseminated internally and externally as required by law.

In general, this Code of Ethics ensures that:

•	There is a process for the receipt, retention and treatment of complaints received by the Company from an employee or anyone else concerning questionable action, including discipline and corrective action, if necessary.
•	The process provides confidentiality and anonymity to complainants.
•	Appropriate Company management is designated to oversee the ethics program, its operation and to ensure integrity and independence.
•	Employees understand and must adhere to the Company's Code of Ethics and are encouraged to raise ethical issues or concerns.

Each of us has an obligation to behave at all times with honesty and propriety because such behavior is morally and legally right and because our business success and reputation for integrity depends upon the actions of each employee. This Code of Ethics outlines your major obligations, in addition to any other corporate policies currently in effort or issued hereafter. Be certain to read, understand, and adhere to this Code as you carry out your daily activities.

ACKNOWLEDGEMENT

I have read and understand this Code of Ethics and will comply in all respects with such policies and procedures.

Name	Date